Exhibit 10.58
CONFIDENTIAL MATERIALS
OMITTED AND FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE
COMMISSION. ASTERISKS DENOTE OMISSIONS.
PROSIDION LIMITED
Statement of Particulars of Employment
This statement sets out the particulars of the terms and conditions of your employment with Prosidion Limited (hereafter referred to as “the Company”) of Watlington Road, Oxford, OX4 6LT as required by law.
1	NAME: DR JONATHAN RACHMAN

2	ROLE

2.1	Your initial role is VP Clinical Development

2.2	The Company reserves the right to require you to fill other roles or work in other departments from time to time within the flexibility expected in your role provided it is within your range of skills and competence.

3	LOCATION

Your normal place of work is at the Company’s offices, as set out above or such other location as the Company may from time to time require. During the course of your employment you may be required to work at other locations within the U.K. You may also be required to travel in the U.K. or overseas as the Company may from time to time require. You will not be required to be absent from the UK for periods in excess of one month at any one time.

4	DATE OF COMMENCEMENT OF EMPLOYMENT: TO BE AGREED

5	DATE OF COMMENCEMENT OF ANY PREVIOUS EMPLOYMENT TO COUNT AS CONTINUOUS WITH CURRENT EMPLOYMENT: TO BE AGREED

6	REMUNERATION

6.1	Your employment is on a salaried basis. Your current salary is £100,000 per annum and will be paid monthly in arrears. All payments are by credit transfer into your nominated bank or building society account and will be equal to 1/12th of your annual salary for each full month worked.

6.2	Salary reviews will be carried out annually. Your salary may (but will not necessarily) be increased with effect from the review date. You will be notified in writing of any such change in salary.

6.3	Any bonuses or additional payments you may be eligible to receive will be governed by the rules relating to such payments.

7	HOURS OF WORK

7.1	The normal working hours are 37 1/2 hours per week commencing between 9.00 a.m. and ending at 5.30 p.m., Monday to Friday, with a minimum of 45 minutes for lunch each day, but you agree to work such additional hours at such times and on such days as the Company shall, in its absolute discretion, stipulate in order to meet the requirements of the business.
7.2	The Company reserves the right, at its absolute discretion, to offer a flexible hours system, always provided that either you or the Company may elect for your working hours to return to the hours and days set out in 7.1 above, on reasonable notice. The guidelines detailing the Company’s flexible working principles are located on the Company’s intranet under the Section entitled Human Resources.

7.3	The Company will observe the limits and entitlements set out in the Working Time Regulations 1998, or any subsequent legislation relating to working time, where these apply. Your time commitment will not exceed the limits laid down in the prevailing legislation or will be as agreed between yourself and the Company insofar as such agreement is allowed by the legislation in force.

8	RIGHT OF ABODE

It is the Company’s policy to insist that all employees provide original documentation proving that they have a right to work in the UK.

9	HOLIDAYS

9.1	The holiday year will run from 1st April to 31st March of the following year. In addition to normal bank and public holidays in England, you will be entitled in every holiday year to 28 working days paid holiday (and pro rata to the period employed in every such year in which your service is for less than the holiday year). This holiday entitlement is inclusive of your statutory holiday entitlement under the Working Time Regulations 1998, which shall, in each holiday year, be deemed to be taken first. The Company reserves the right to require you to take holiday on certain days determined by the Company and it is agreed that Regulation 15 of the Working Time Regulations 1998 is excluded. Holidays may only be taken with the prior written consent of the Company. The guidelines detailing the Company’s stance on Annual Leave can be found on the Company Intranet under the Section entitled HR Policies.

9.2	On termination of your employment you are required to take any unused holiday entitlement during any period of notice unless notified to the contrary (and in writing) by the Company. Only if you are unable to take your unused entitlement because of the Company’s requirements of you during the notice period, or to the extent, if any, that such unused entitlement exceeds your period of notice, will a payment in lieu of such accrued but untaken holiday entitlement be made. Deductions from sums due to you on termination of employment will include a sum in respect of any day’s holiday you may have taken in excess of your actual holiday entitlement on termination. A day’s pay for the purposes of this clause means 1/260th of your annual salary.

10	PENSION SCHEME

The Company is not contracted out of the State Earnings Related Pension Scheme and all employees contribute at ordinary rates to the National Insurance Scheme. The Company operates a contributory group personal pension plan. Eligibility to join the scheme is determined by the Company and eligible employees may join the Scheme at the earliest opportunity following the month in which they commence employment.

11	PRIVATE MEDICAL INSURANCE

You are invited to join a free medical scheme and pay for dependents to be included. The Company reserves the right to change the provider and the scheme as necessary.

12	PERMANENT HEALTH INSURANCE

Subject to the provisions outlined in Paragraph 14.1 and you also meeting the Insurers eligibility criteria, the Company will provide free permanent health insurance of 50% of salary for absences over twenty-six continuous weeks. The amount will be based on basic salary at the time of becoming ill and will not be increased during payment. In addition to your salary payments this benefit also covers your employer pension contribution and up to 5% (of salary) of your employee pension contribution in place at the time of becoming ill.

13	LIFE ASSURANCE

You will be provided with Life Assurance by the Company to the amount of four times your current salary at the time.

14	BENEFITS

14.1	The Company is entitled to terminate your employment (for any reason including redundancy) notwithstanding the fact that this may result in your ceasing to be eligible for any benefit (actual or prospective) whether payable by the Company or from an insurer and whether pursuant to an insurance scheme or otherwise, which provides salary or remuneration in the event of your ill health or disability.

15	NOTICE

15.1	You are required to give the Company, in writing, the following prior notice to terminate your employment: Six months

15.2	You are entitled to receive the following prior written notice from the Company to terminate your employment: Six months

Or, following completion of one month’s service, the statutory minimum notice. The statutory minimum notice is at least one week and, for periods of service greater than two years, one week for each complete year of service up to a maximum of 12 weeks. The notice period that you will be entitled to receive will either be the contractual amount or the statutory minimum, whichever is the greatest.

15.3	During any Probationary Period of employment the period of prior notice required from either party to terminate your employment will be as specified in the clause relating to that Probationary Period and the entitlements and requirements shown in 15.1 and 15.2 above will only become effective following the completion of that Probationary Period to the Company’s satisfaction.

15.4	The Company’s normal retirement age, when your employment will automatically terminate, is 65 for both men and women.

16	DEDUCTIONS FROM SALARY

For the purposes of the Employment Rights Act 1996, sections 13-27, you agree that the Company may deduct from your remuneration, any sums due from you to the Company including, without limitation, your pension contributions (if any) and any overpayments, holiday pay paid in excess of your entitlement accrued at the termination of your employment, and loans or advances made to you by the Company.

17	SICK PAY

The Company operates a Company Sick Pay Scheme under which the Company may, in its discretion, pay salary during some periods of sickness absence. The rules relating to notification of sickness absence and an explanation of the discretionary Company Payments scheme applicable during sickness absence are contained on the Company intranet under the section entitled HR Policies. The Company reserves the right to postpone your return to work, whether you are still eligible for payment of any kind or not, pending clearance that you are fit to return to work, from the Company’s chosen medical practitioner.

18	OVERTIME

You may, from time to time, be required to work additional hours in excess of those laid down in clause 7.1. You are not eligible for overtime pay or “time off in lieu” but on occasions, time off in lieu may be arranged at the discretion of your line manager. Hours worked under any flexible hours scheme will not attract any compensatory payment and will be subject to the rules of that scheme.

19	SEARCH

The Company reserves the right to require employees to submit to a search of person, clothing, vehicles and effects at any time on the Company’s premises by a duly authorised officer of the Company. You have the right to be accompanied by an employee of your choice if you so wish. Refusal to submit to a search will constitute an act of Gross Misconduct, which may result in Summary Dismissal. In all cases of theft or dishonesty involving Company property or the property of fellow employees, the offender is liable to Summary Dismissal and prosecution.

20	DISCIPLINE & GRIEVANCE

A copy of the Company’s prevailing grievance and disciplinary procedures may be obtained, at any time, from the Human Resources Director (UK). A copy of the relevant procedure will always be given to you prior to any disciplinary action being initiated or your wishing to register a grievance. For the avoidance of doubt, any grievance, complaint or problem relating to your employment (including an appeal against any disciplinary penalty) should first be raised with your line manager. Subsequent steps in the grievance and disciplinary procedures are set out in the relevant documents. The grievance, disciplinary and appeals procedures are not contractually binding on the Company and the Company may alter them or omit any or all of their stages where it considers it appropriate.

21	CONFIDENTIAL INFORMATION AND PUBLICATION

You undertake that you will not without the prior consent in writing of the Company during the term of employment by the Company, or at any time after termination of employment either make known or divulge in any manner whatsoever (and will use reasonable endeavors to prevent disclosure of) any information that you acquire by reason of your said employment not already generally available to the public, concerning:
(a)	any technical secrets, confidential research work, technical processes, formulae, inventions, patents,

(b)	any transactions, finances or business affairs of the Company, associated companies or of customers of the said Company or companies.
All notes, memoranda, records, papers, documents, correspondence, writings, drawings, plans, designs or other such documents which come into your possession relating to the business of the Company, are the property of the Company and you will deliver them together with any equipment or other property belonging to the Company immediately upon request and in any event on the termination of your employment and you will not make or keep any copies or extracts of such documents.
It is mutually agreed that this undertaking shall in no way affect your right to make use of the general knowledge and skill that you acquire in the service of the Company.

22	ADDITIONAL EMPLOYMENTS
If you wish to undertake any other work for any other employer, whilst employed by the Company, you will be required to inform your line manager as to the nature and hours of any other proposed employment and seek the line manager’s written permission before commencing such work. You are not allowed to engage in any other business or profession that is prejudicial to, or in direct competition with, the Company.

23	VARIATION IN TERMS OF SERVICE

You will be notified of any individual variation in your terms of service.

24	COLLECTIVE AGREEMENTS

There are no collective agreements applicable to you or which affect your terms of employment.

25	DATA PROTECTION

By signing this statement you acknowledge and agree that the Company is permitted to hold personal information about you as part of its personnel and other business records and may use such information in the course of the Company’s business. You agree that the Company may disclose such information to third parties (including where such third parties are based outside the European Economic Area) in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any associated company. This Clause applies to information held, used or disclosed in any medium.

26	HEALTH AND SAFETY

Every employee has a legal duty to take reasonable care for the health and safety of themselves and of other persons who may be affected by their acts or omissions at work. The employee must also co-operate with their employer so that the employer can discharge his statutory obligations. No employee shall intentionally or recklessly interfere with, or misuse, anything that is provided in the interests of health, safety or welfare.

Employees may be required, in order to enable the Company to fulfil its statutory obligations to undergo periodic medical checks and examinations. Employees shall be deemed to have agreed to the results of such checks and examinations being released to the Company.

Further Health and Safety information can be found on the Company intranet under the sections entitled Health and Safety and HR Policies.

The Company has a non-smoking policy that all employees must observe. Failure to observe this policy will result in disciplinary action.

27	DUTIES

Whilst employed by the Company you must:-
(a)	during your hours of work devote the whole of your time, attention and abilities to the business of the Company and carry out your duties with due care and attention;

(b)	not, without the Company’s prior written consent, be in any way directly or indirectly engaged or concerned with any other business or employment whether during or outside your hours of work for the Company;

(c)	use your best efforts to promote and protect the interests of the Company and observe the utmost good faith towards the Company; and

(d)	comply with all the Company’s rules, regulations, policies and operating procedures from time to time in force and any rules which the Company’s clients may require you to observe whilst working on their premises. The Company maintains a section entitled HR Policies on the Company’s intranet which includes key HR policies and which all employees should regularly review as it is updated from time to time.
28	TERMINATION OF EMPLOYMENT

28.1	The Company reserves the right in its absolute discretion to terminate your employment immediately either instead of or at any time after notice of termination is given by either party and to make a payment in lieu of notice. Such payment will consist of basic salary and benefits for that period by excluding any payment for holiday accruing during that period. For the avoidance of doubt, the Company’s right to make a payment in lieu of notice does not give you a right to receive such a payment in lieu of notice.

28.2	The Company may, at its absolute discretion, require you not to attend at work and/or not to undertake all or any of your duties hereunder during any period of notice (whether given by the Company or you), provided always that the Company shall continue to pay your salary and contractual benefits. For the avoidance of doubt, there is no obligation on the Company to provide you with any work during any period of notice and you will not be entitled to work on your own account or on account of any other person, firm or company during that period.
29	INVENTIONS AND OTHER WORKS

29.1	For the purposes of this Clause, “Intellectual Property Rights” means any and all existing and future intellectual or industrial property rights including, without prejudice to the generality of the foregoing, all existing and future patents, copyrights, design rights (whether registered or unregistered), database rights, trade marks (whether registered or unregistered), semiconductor topography rights, plant varieties rights, internet rights/domain names, know-how, confidential information and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing.

29.2	During your employment with the Company, you may either alone or in conjunction with others, generate or assist in the generation of documents, materials, designs, drawings, processes, formulae, computer coding, methodologies, confidential information and other works which relate to the business of the Company or any group company or which are capable of being used or adapted for use therein or in connection therewith (“Works”) and you agree that in respect of any such Works and all Intellectual Property Rights in relation thereto, you are obliged to further the interests of the Company and any group company.

29.3	You must immediately disclose to the Company all Works and all related Intellectual Property Rights. Both the Works and the related Intellectual Property Rights will (subject to sections 39 to 43 of the Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

29.4	You shall immediately on request by the Company (whether during or after the termination of your employment) and at the expense of the Company:-
(a)	apply or join with the Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)	execute all instruments and do all things necessary for vesting the Works or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or other person as the Company may nominate; and

(c)	sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Protection.
29.5	You hereby irrevocably and unconditionally waive all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which you may have in any Works in whatever part of the world such rights may be enforceable including:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.
29.6	You hereby irrevocably appoint the Company to be your attorney and in your name and on your behalf to execute any such act and to sign all deeds and documents and generally to use your name for the purpose of giving to the Company the full benefit of this Clause. You agree that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

29.7	Nothing in this Clause shall be construed as restricting your rights or those of the Company under sections 39 to 43 of the Patents Act 1977.

30	RESTRICTIONS

30.1	In the course of your employment you will be exposed to confidential information and will acquire other proprietary knowledge relating to the Company’s and group companies’ current and planned operations. Therefore, you will not during the period of your employment with the Company and for a period of twelve months after the termination of your employment, either directly, or indirectly through any other person, firm or other organisation:-
(a)	solicit, entice or induce any person, firm or other organisation which at any time during the last year of your employment with the Company was a supplier of the Company or a group company (and with whom you were actively involved during that time) to reduce the level of business between the supplier and the Company or the group company and you will not approach any supplier for that purpose or authorise or approve the taking of such actions by any other person;

(b)	solicit business which is of the same or similar nature as the business with which you were involved during the last year of your employment with the Company (such business referred to as the “Business”) from any person, firm or other organisation which at any time during the last year of your employment with the Company was a customer or client of the Company or a group company (and with whom you were actively involved during that time) and you will not approach any client or customer for that purpose or authorise or approve the taking of such actions by any other person. For the purposes of this restriction, the expression customer or client shall include all persons from whom the Company or a group company has received inquiries for the provision of goods or services where such inquiries have not been concluded;

(c)	employ or engage or otherwise solicit, entice or induce any person who is an employee of the Company or a group company to become employed or engaged by you or any other person, firm or other organisation and you will not approach any such employee for such purpose or authorise or approve the taking of such actions by any other person; and
30.2	The restrictions contained in Clauses 30.1 (a) to (c) will not apply if:-

(a)	you have received the prior written consent of the Company to your activities; or

(b)	you will not be in competition with the Business in carrying out those activities.
30.3	If the Company suspends any of your duties under Clause 29.2 during any period after notice of termination has been given by the Company or you, the aggregate of the period of the suspension and the period after the end of your employment with the Company during which the restrictions in this Clause shall apply shall not exceed 6 months and, if the aggregate of the two periods would exceed 6 months, the period after the end of your employment during which the restrictions shall apply shall be reduced accordingly.

30.4	The restrictions in this Clause are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if part or parts of the wording were deleted or the length or the geographical coverage of the restrictions reduced, the relevant restriction or restrictions shall apply with such deletion(s) or reduction(s) as may be necessary to make it or them valid and effective.

I acknowledge receipt of this Statement of Particulars of Employment, which sets out the principal terms of my employment.
I am aware that Employee Handbook and certain Company rules, policies and operating procedures that will apply to my employment can be obtained on the Company intranet under the section entitled HR Policies and I am aware that these may be changed and updated from time to time. I undertake to review these policies regularly during my employment.
I confirm that I understand and agree to abide by the terms and conditions contained in this Statement and in those rules and policies and operating procedures that are specifically stated to form part of my Contract of Employment.

SIGNED by the said Jonathan Rachman	/s/ J. Rachman
on 02 March 2005
in the presence of:-
Witness /s/ S. Knowles
Full Name   Stephen Knowles
Address             **
                            **
Occupation   Medical Doctor
SIGNED by /s/ G. A. Chapman
on March 7  2005
On behalf of Prosidion Limited

**	This portion has been redacted pursuant to a confidential treatment request.